Exhibit 99.1

China Wind Systems, Inc. Reports Second Quarter 2010 Results

-- Second quarter 2010 revenues increased 39.7% to $19.0 million

-- Net income increased 69.8% to $3.0 million, or $0.12 per diluted share

Press Release Source: China Wind Systems, Inc. On Monday August 16, 2010, 7:30 am EDT

WUXI, Jiangsu, China, Aug. 16 /PRNewswire-Asia-FirstCall/ -- China Wind Systems, Inc. (Nasdaq:CWS - News), ("China Wind Systems" or the "Company"), a leading supplier of forged rolled rings and other forged components to the wind power and other industries and industrial equipment primarily to the textile industry in China, today announced its financial results for the second quarter and the six months ended June 30, 2010.

    Second Quarter 2010 Highlights and Recent Events
    -- Net revenue increased 39.7% year over year to $19.0 million
    -- Revenue from the sale of forged products to the wind power and other industries increased 40.5% year over year to $13.8 million, or 72.5% of net revenues
    -- Revenue from the sale of forged products exclusively to the wind power industry increased 152.1% year over year to $9.2 million, or 48.4% of net revenue
    -- Operating income increased 59.4% year over year to $4.0 million
    -- Earnings before interest, taxes, depreciation and amortization (EBITDA) increased 46.4% year over year  to $4.7 million
    -- Net income increased 69.8% to $3.0 million, or $0.12 per diluted share
    -- In July 2010, the Company delivered the first customer shipment of its Electro-Slag Remelted (ESR) forged products

"During the quarter, our forged products continued to experience strong growth, led by a significant increase in demand from our wind power customers," commented Mr. Jianhua Wu, Chairman and CEO of China Wind Systems, Inc. "In addition, we are currently in final stages of negotiations with a number of wind power component clients to supply shafts and other forged products in the second half of 2010. We believe wind power is becoming an economically viable source of clean and renewable energy, promotes energy conservation and reduces carbon emissions in China, and we believe that the Chinese government will continue to extend strong support to this sector. We plan to leverage on what we see as our competitive edge in the industry to strengthen our market position."

Second Quarter 2010 Results

Net revenue for the second quarter of 2010 increased 39.7% to $19.0 million, compared to $13.6 million in the same period of 2009. The increase was primarily due to strong sales growth of forged rolled rings and related components for the wind power industry segment, as well as strong improvement in the dyeing and finishing equipment segment, which was offset by a decline in sales of forged rolled rings and other components to other industries. Revenue from the sale of forged rolled rings to the wind power industry and other industries grew 40.5% to $13.8 million, or 72.5% of net revenue, compared to $9.8 million, or 72.0% of net revenue, in the same period last year. Revenue from the sale of forged rolled rings exclusively to the wind power industry rose 152.1% to $9.2 million, representing 48.4% of net revenue, compared to $3.6 million, or 26.8% of net revenues in the comparable period last year. Revenue from the sale of forged rolled rings to other industries decreased by 25.6% to $4.6 million, or 24.1% of net revenue, compared with $6.1 million for the comparable period of the prior year. Revenue from the Company's dyeing and finishing equipment segment increased 37.6% to $5.2 million, or 27.5% of net revenues, compared to $3.8 million, or 28.0% of net revenue, for the second quarter of 2009. The dyeing and finishing equipment segment improved year over year, reflecting both the effects of the Chinese government's recent support for the textile industry in China and the recovery of the Chinese economy from the global economic downturn.

Gross profit for the second quarter of 2010 increased 60.3% to $5.0 million, compared to $3.1 million for the same period in the prior year. Gross margin increased 3.3 percentage points to 26.2%, compared to 22.9% for the same period in 2009. Gross margin for the Company's forged rolled rings and other components and dyeing and finishing equipment were 28.3% and 20.7% respectively during the second quarter of 2010 compared to 23.2% and 22.1% respectively during the same quarter last year. The increase in gross margin for forged rolled rings and other components segment was largely attributable to improved operational efficiency as the Company increased capacity utilization during the quarter compared to the same period of fiscal 2009. The 1.4 percentage points decline in gross margin for the Company's dyeing and finishing equipment segment was due to reduction of sales price due to stronger competition in the textile industry in China.

Operating expenses increased 64.1% to $1.0 million, compared to $0.6 million in the comparable period last year, as a result of higher selling, general, and administrative expenses related increased payroll expenses, stock-based compensation, and professional fees.

Operating income increased 59.4% to $4.0 million, compared to $2.5 million for the same period in 2009. Operating margin increased 2.6 percentage points to 21.1%, compared to 18.5% in the second quarter last year.

EBITDA, a non-GAAP measurement, rose 46.4% to $4.7 million, compared to $3.2 million in the same period last year. The reconciliation of EBITDA to net income is discussed below.

Net income increased 69.8% to $3.0 million, compared to $1.8 million in the comparable period last year. Diluted earnings per share were $0.12, compared to $0.08 in the same period of 2009. Diluted earnings per share were calculated using weighted average shares of 25,210,214 and 21,256,154 for the three months ended June 30, 2010 and June 30, 2009, respectively.

Six months Results

For the first half of 2010, revenues increased to $35.8 million, up 67.0% from $21.4 million in the corresponding period of 2009. Gross profit increased 99.8% to $9.4 million, compared to $4.7 million in the same period one year ago. Gross margin in the first half of 2010 was 26.2%, up 4.3 percentage points from 21.9% during the corresponding period in 2009. Operating income increased 96.5% to $6.9 million from $3.5 million. EBITDA, a non-GAAP measurement, rose 86.7% to $8.2 million, compared to $4.4 million in the same period last year. Net income was $5.0 million, or $0.20 per diluted share, 104.8% increase from $2.4 million or $0.12 per diluted share.

Financial Condition

As of June 30, 2010, China Wind Systems held cash and cash equivalents of $1.4 million, accounts receivable of $6.6 million, and working capital of $4.9 million. The Company had $1.0 million in short-term loans payable, no long-term debt and stockholders' equity stood at $52.5 million.

In the first half of 2010, the Company generated $6.5 million in operating cash flow and spent $8.0 million in capital expenditures, primarily for property and equipment related to the Company's ESR production line.

Business Outlook

In response to growing demand for the Company's forged products for the wind industry, China Wind Systems plans to add an additional small-scale production line to complement its current forging facility and support strong order flow. The Company is in final stage of negotiations with a number of wind power component clients to supply shafts and other forged products in the second half of 2010.

"We have received positive feedback on our ESR and forged products and heightened interest from a number of potential wind energy clients, some of whom received trial products from us," commented Mr. Wu. "In the short term, we plan to add a new fabrication machine to meet the customization requirements by our clients. Our ESR production line has quickly ramped up to full utilization during the third quarter of 2010, and we plan on expanding ESR production as we receive orders from new customers. We anticipate significant growth in demand for our ESR products as they gain wide acceptance among wind power component manufacturers. With the Chinese government's recently announced commitment to invest RMB 5.0 trillion (or $737.5 billion) in new energy, we believe the wind energy sector in China will continue to flourish."

The Company reaffirms its 2010 financial guidance estimating revenues to be in the range of $76.5 million to $85.0 million, EBITDA, a non-GAAP measurement, is expected to be in the range of $22.7 million to $25.2 million and net income is anticipated to be between $15.5 million and $16.3 million

The Company anticipates stronger demand for both its traditional forged products and ESR forged products in 2010, as management expects stronger sales of precision forged products used in large wind turbines. The Company anticipates revenue contributed by its wind industry segment will increase by approximately 75% year over year to $35 million.

Conference Call

China Wind Systems will conduct a conference call at 9:00 a.m. Eastern Time on Monday, August 16, 2010 to discuss results for the second quarter of fiscal 2010. To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (877) 359-2891. International callers should dial (702) 224-9578. When prompted, please enter conference passcode: 935 38 714.

If you are unable to participate in the conference call at this time, a replay will be available for 14 days starting on August 16, 2010 at 10:00 a.m. ET. To access the replay, dial (800) 642-1687. International callers dial (706) 645-9291, and enter passcode: 935 38 714.

About China Wind Systems, Inc.

China Wind Systems supplies precision forged components such as rolled rings, shafts and flanges to the wind power and other industries and industrial equipment primarily to the textile industry in China. With its newly finished state-of-the-art production facility, the Company has increased its production and shipment of high-precision rolled rings and other essential components primarily to the wind power and other industries. For more information on the Company, visit http://www.chinawindsystems.com .. Information on the Company's Web site or any other Web site does not constitute a portion of this release.

Use of Non-GAAP Financial Information

To supplement the Company's consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information, namely earnings before interest, taxes, depreciation and amortization (EBITDA). The Company's management believes that this non-GAAP measure provides investors with an understanding of how the results relate to the Company's historical performance. The non-GAAP information is not meant to be considered in isolation or as a substitute for GAAP financials. A reconciliation of each non-GAAP measures appear below:

China Wind Systems, Inc. and Subsidiaries
Reconciliation of Net Income to EBITDA
(USD)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2010	2009	2010	2009

Net income from consolidated statement of income	$3,023,657	$1,780,535	$4,970,194	$2,426,593

Income tax expense	1,007,823	701,494	1,918,116	1,038,155

Interest expense(net of interest income)	17,016	175,960	90,691	199,401

Depreciation and amortization	637,623	543,620	1,243,887	740,318

EBITDA	4,686,119	3,201,609	8,222,888	4,404,467

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary and affiliated companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

-- Financial Tables Follow --

CHINA WIND SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

NET REVENUES	$18,977,274	$13,584,030	$35,817,956	$21,444,897

COST OF REVENUES	14,000,017	10,479,370	26,424,004	16,743,588

GROSS PROFIT	4,977,257	3,104,660	9,393,952	4,701,309

OPERATING EXPENSES:
Depreciation	78,060	83,393	161,015	160,923

Selling, general and administrative	894,805	509,408	2,296,181	1,010,356

Total Operating Expenses	972,865	592,801	2,457,196	1,171,279

INCOME FROM OPERATIONS	4,004,392	2,511,859	6,936,756	3,530,030

OTHER INCOME (EXPENSE):
Interest income	1,478	98	2,722	328
Interest expense	(18,494)	(176,058)	(93,413)	199,729)
Foreign currency loss	(5,042)	--	(6,901)	(11)
Grant income	49,146	146,130	49,146	146,130
Debt issuance costs	--	--	--	(12,000)

Total Other Income (Expense)	27,088	(29,830)	(48,446)	(65,282)

INCOME BEFORE INCOME TAXES	4,031,480	2,482,029	6,888,310	3,464,748

INCOME TAXES	1,007,823	701,494	1,918,116	1,038,155

NET INCOME	$3,023,657	$1,780,535	$4,970,194	$2,426,593

COMPREHENSIVE INCOME:
NET INCOME	$3,023,657	$1,780,535	$4,970,194	$2,426,593

OTHER COMPREHENSIVE INCOME:

Unrealized foreign currency translation gain	208,813	3,253	216,083	44,793

COMPREHENSIVE INCOME	$3,232,470	$1,783,788	$5,186,277	$2,471,386

NET INCOME PER COMMON SHARE:
Basic	$0.17	$0.12	$0.29	$0.16
Diluted	$0.12	$0.08	$0.20	$0.12

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	17,574,225	15,080,436	17,414,400	15,034,768
Diluted	25,210,213	21,256,154	25,193,516	20,207,770

CHINA WIND SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30, 2010	December 31,2009
	(Unaudited)	(Audited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$1,380,956	$2,278,638
Notes receivable	192,404	329,492
Accounts receivable, net of allowance for doubtful accounts	6,651,052	6,046,422
Inventories, net of reserve for obsolete inventory	3,468,206	2,232,264
Advances to suppliers	378,857	450,507
Prepaid VAT on purchases	711,533	378,543
Prepaid expenses and other	66,977	213,835

Total Current Assets	12,849,985	11,929,701

PROPERTY AND EQUIPMENT - net	43,824,230	36,863,501

OTHER ASSETS:
Land use rights, net	3,701,682	3,729,427

Total Assets	$60,375,897	$52,522,629

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Loans payable	$1,028,112	$2,040,111
Accounts payable	5,071,713	3,404,521
Accrued expenses	353,914	556,662
VAT and service taxes payable	81,029	25,284
Advances from customers	321,755	143,261
Income taxes payable	1,053,011	1,018,514

Total Current Liabilities	7,909,534	7,188,353

STOCKHOLDERS' EQUITY:
Preferred stock $0.001 par value (60,000,000 shares authorized, all of which were designated as as series A convertible preferred, 14,934,264 and 15,419,088 shares issued and outstanding; at June 30, 2010 and December 31, 2009,respectively)	14,934	15,419
Common stock ($0.001 par value; 150,000,000 shares authorized; 17,639,787 and 16,402,204 shares issued and outstanding at June 30, 2010 and December 31, 2009, respectively)	17,640	16,402
Additional paid-in capital	24,277,813	22,332,756
Retained earnings	23,565,231	18,595,037
Statutory reserve	1,252,980	1,252,980
Accumulated other comprehensive gain - foreign currency translation adjustment	3,337,765	3,121,682

Total Stockholders' Equity	52,466,363	45,334,276

Total Liabilities and Stockholders' Equity	$60,375,897	$52,522,629

CHINA WIND SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Six Months Ended
	June 30,
	2010	2009
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,970,194	$2,426,593
Adjustments to reconcile net income from operations to net cash provided by operating activities:
Depreciation	1,200,642	697,127
Amortization of debt discount to interest expense	44,993	16,997
Amortization of land use rights	43,245	43,191
Increase in allowance for doubtful accounts	223,333	143,620
Interest expense related to debt conversion	--	128,489
Stock-based compensation expense	345,386	119,612
Changes in assets and liabilities:
Notes receivable	137,942	(131,584)
Accounts receivable	(800,348)	(1,891,180)
Inventories	(1,221,872)	(621,840)
Prepaid value-added taxes on purchases	(330,132)	(234,142)
Prepaid and other current assets	147,299	(50,602)
Advances to suppliers	73,262	(5,964)
Due from related party	--	438,389
Accounts payable	1,646,567	403,527
Accrued expenses	(203,916)	82,146
VAT and service taxes payable	55,425	(97,497)
Income taxes payable	30,102	131,045
Advances from customers	177,212	426,134

NET CASH PROVIDED BY OPERATING ACTIVITIES	6,539,334	2,024,061

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(7,980,484)	(2,849,156)

NET CASH USED IN INVESTING ACTIVITIES	(7,980,484)	(2,849,156)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from loans payable	--	1,133,612
Repayment of loans payable	(1,061,556)	--
Proceeds from exercise of warrants	1,600,000	83,111

NET CASH PROVIDED BY FINANCING ACTIVITIES	538,444	1,216,723

EFFECT OF EXCHANGE RATE ON CASH AND CASH EQUIVALENTS	5,024	585

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(897,682)	392,213

CASH AND CASH EQUILAVENTS - beginning of year	2,278,638	328,614

CASH AND CASH EQUIVALENTS - end of period	$1,380,956	$720,827

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$50,563	$46,443
Income taxes	$1,888,014	$921,760

    For more information, please contact:

    Company Contact:
      Ms. Teresa Zhang
     Chief Financial Officer
      China Wind Systems, Inc.
      Tel:   +1-877-224-6696 x705
      Email: teresa.zhang@chinawindsystems.com
      Web:   http://www.chinawindsystems.com

    Investor Relations Contact:
      Mr. Athan Dounis
      Account Manager
      CCG Investor Relations
      Tel:   +1-646-213-1916 (NY Office)
      Email: athan.dounis@ccgir.com